Manning & Napier Fund, Inc. 485BPOS

Exhibit 99.p(1)

Manning & Napier Code of Ethics

for

Manning & Napier Advisors, LLC

Rainier Investment Management, LLC

(each, an “Advisor” and, collectively, the “Advisors”)

Manning & Napier Fund, Inc. (the “Fund”)

Manning & Napier Investor Services, Inc.

and

Any other person(s) notified by a Chief Compliance Officer (“CCO”)

Updated: December 2, 2021

If you have any questions regarding the procedures for complying with this Code of Ethics, please direct all questions to Jessica Kushner, Advisor CCO or Samantha Larew, Fund CCO.

Preamble

Manning & Napier (the “Firm”) exists to build brighter futures no matter what comes next. In order to fulfill this vision statement, the Firm relies on all of its employees to act with the utmost care, consideration, respect, and integrity when engaging with clients and colleagues alike. Through steadfast adherence to these behaviors, we gain our client’s trust—the foundation of our success.

The financial services industry is highly competitive, but Manning & Napier’s corporate values and ethical principles can help set us apart. We must build meaningful relationships with our clients, communities and each-other. We must embrace change and take bold initiative to challenge the status quo, act decisively and hold ourselves accountable. And, we must strive for continuous growth to evolve in line with our client’s needs and regulators’ expectations.

Manning & Napier has adopted a Code of Ethics (“Code”) to guide employees in pursuing the highest standards of ethical conduct. The Code encapsulates the key components of unwavering ethical behavior but is not meant to address every situation that can arise in our complex, constantly evolving business. Your internal compass must help you navigate matters beyond the scope of the Code. When in doubt, consult your Chief Compliance Officers and/or General Counsel.

Numerous rules and regulations dictate the standards of care that guide the Firm’s conduct and the actions of its employees. The Code operates in conjunction with various other policies and procedures to ensure that the Firm takes appropriate steps to mitigate conflict and uphold applicable standards of care. As an employee, you must take the time to familiarize yourself with the content and substance of these policies and procedures and conduct yourself accordingly.

APPENDIX A. Covered Account Definition

APPENDIX B. Applicable Definitions

APPENDIX C. CCO’s and Review Officers

APPENDIX D. M&N Whistleblower Policy & Procedures

Section I.	Code of Ethics

A. Adoption of the Code of Ethics. Manning & Napier Advisors, LLC, Rainier Investment Management, LLC (collectively, the “Advisors”), Manning & Napier Fund, Inc. (the “Fund”), and Manning & Napier Investor Services, Inc., (collectively, “the Firm”) have adopted this Code of Ethics (the “Code”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Code establishes standards of conduct and requires employees of the Firm to comply with all applicable federal securities laws (as defined in Appendix B). Furthermore, the Code, among other things, governs personal securities trading, including the reporting of personal securities accounts, holdings, and transactions, along with the pre-clearance of certain investments.

The Firm and its employees owe a fiduciary duty to our clients. Employees are required to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

(i)	serving their own personal interests ahead of clients;

(ii)	taking inappropriate advantage of their position with the Firm; and

(iii)	creating any actual or potential conflicts of interest or abuse of their position of trust and responsibility.

B.	Persons Covered by the Code.
●	Directors and Officers of the Firm;
●	Employees; and
●	Certain temporary workers, interns and consultants, certain employees of affiliates, or particular persons designated by a CCO.

C. Why this Code Applies to You. As an employee of the Firm, you have a responsibility to put the clients’ best interest first, and to act in a manner that does not compromise the interests of any client or create any apparent or actual conflicts of interest between the Firm, employees, and our clients. The Firm will provide each employee with a copy of this Code and any amendments. In addition, each employee is required to submit an acknowledgement of the receipt of the Code and any amendments.

A Review Officer will advise you of whether you are deemed an Access Person* or an Investment Person under this Code, as defined in Appendix B. If you have not received notification identifying you as an Access or Investment Person, you are considered a Non-Access Person under this Code.

*Note: As used herein, the term “Access Person” shall include both Access Person and Investment Person, except where otherwise noted.

Section II.	Standards of Professional Business Conduct

The Standards of Professional Business Conduct set forth herein do not purport to address every possible conflict or prohibition. It is your responsibility to use this Section as a guide in all of your business activity. When conflicts occur that are not contemplated here, it is your responsibility to ensure that such conflicts do not harm clients or otherwise place your interests ahead of clients. You must escalate to a CCO any newly identified material conflicts of interest to ensure that the Firm has appropriate controls in place to mitigate such conflicts.

A.    Conduct. Employees are to conduct themselves with integrity, honesty, and dignity, and act in an ethical manner in their dealings with the public, clients, prospective clients, and fellow employees. Additionally, employees are to encourage fellow employees to conduct themselves in a professional and ethical manner that will positively reflect on themself, their profession, and the Firm. Employees are to use reasonable care and exercise independent professional judgement, act with competence, and strive to maintain and improve their competence and that of fellow employees. Employees must hold themselves and their peers accountable to compliance with and adherence to the principles of this Code.

B.	Conflicting Activities.

1.     Conflicting Transactions. No Employee who is aware (or should be aware) that the Advisors are purchasing or selling a particular Covered Security or are considering such a purchase or sale for clients may engage in any transaction with respect to that security.

For the purposes of this Code, a Covered Security is under consideration for purchase or sale when:

(i)	a Covered Security is recommended for purchase or sale;
(ii)	a decision has been made, though not yet implemented, to make such purchase or sale; or
(iii)	the Advisors seriously consider making a recommendation regarding the Covered Security.

2.     Conflicting Duties. Employees may not serve on a Board of Directors of publicly traded companies (other than Manning & Napier, Inc.) or otherwise undertake any special duties or responsibilities to companies in which the Firm could invest in their client’s portfolios without receiving prior written approval from a CCO.

FINRA Rule 3241, limits registered persons from being named a customer’s beneficiary or holding a position of trust for or on behalf of a customer.  All Employees must receive prior approval from a CCO or Review Officer in order to be named as a customer’s beneficiary, executor or trustee, or hold a power of attorney or similar position for or on behalf of customer.  Prior approval is not required when the customer is a member of the employee’s immediate family.

3.     Conflicts of Interest. A conflict of interest occurs when your private interest(s) interfere in any way with interest(s) of the Firm and/or its clients. You have a responsibility to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with the Firm or its clients. You should be aware that actual or potential conflicts of interest could arise not just from dealing with external parties, such as clients or consultants, but also from relations or transactions with other employees.

4.     Disclosure of Conflicts.

(i)	When making investment recommendations, or taking investment actions, you must disclose to your customers and clients any material conflict of interest relating to you and any material beneficial ownership of the securities involved which could reasonably be expected to impair your ability to render unbiased and objective advice.
(ii)	You must disclose to the Firm all matters, which could reasonably be expected to interfere with your duties to the Firm, or with your ability to render unbiased and objective advice.
(iii)	You must comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing your activities and shall comply with any prohibitions on your activities if a conflict of interest exists.

5.     Disclosure of Referral Fees. You must make appropriate disclosures to a prospective client of any consideration paid to others for recommending your services to that prospective client.

C.	Prohibited Activities.

1.     In General. You shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 or Rule 204A-1, or any other applicable Federal Securities Laws, including: (1) the employment of any device, scheme or artifice to defraud a client, prospective client, fund or an account; (2) the making of any untrue statement of a material fact to a client, prospective client, fund or an account, or omitting to state a material fact necessary in order to make the statements made to a client, prospective client, fund or an account, in light of the circumstances in which they are made, not misleading; (3) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on a client, prospective client, fund or an account; and (4) the engagement in any manipulative practice with respect to a client, prospective client, fund or an account.

2.     Prohibition on Accepting and Giving of Gifts. The acceptance or giving of gifts or excessive entertainment from people who have business dealings or prospective dealings with the Firm, must not constitute a conflict of interest or create the appearance of impropriety. Employees may not give or receive gifts in excess of the limit set in the Firm’s policy, and if applicable, your departmental gift policy. In addition, employees must be personally satisfied that the gift or entertainment is not intended to influence their judgment or the performance of their duties. Please consult Manning & Napier’s Receipt of Gifts by Employees Policy found in the HR Employee Manual, and Departmental Gift Policy, if applicable, for further information.

3.     Prohibition Against Assisting Legal and Ethical Violations. Employees shall not participate in, or assist with, any acts in which they know, or should reasonably know, to be in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing their professional, financial, or business activities. Likewise, employees shall not act in any manner that would violate any provisions of this Code.

4.     Prohibition Against Use of Material Non-Public Information. All Employees must comply with all laws and regulations relating to the use of material non-public information, including, but not limited to: (1) if you acquire such information as a result of a special or confidential relationship of the Firm with the issuer, you shall not communicate the information (other than within the relationship), or take investment action on the basis of such information if doing so would violate that relationship; and (2) if you are not in a special or confidential relationship with the issuer, you shall not communicate or act on material non-public information if you know or reasonably should know that such information was disclosed to you in breach of a duty. If such a breach exists, all material non-public information must be reported immediately to a CCO or the General Counsel. You are prohibited from communicating or acting on any material non-public information. Employees who influence the Firm’s securities recommendations and investment ideas are prohibited from using Material Non-Public Information and are required to report such knowledge immediately to a CCO or the General Counsel.

5.     Prohibition Against Plagiarism. You shall not, when presenting material to clients, prospective clients, or the general public, use material that is not authorized by your Supervisor and Compliance Department, if applicable; nor shall you copy or use in substantially the same form, material prepared by persons outside of the Firm without acknowledging its use and identifying the source of such material.

6.     Prohibition Against Misrepresentation of Services. You must not make any statements, orally or in writing, which materially misrepresent: (1) the services that you are capable of performing for the client or prospective client; (2) your qualifications or those of the Firm; (3) the investment performance the Firm has accomplished or can reasonably be expected to achieve for the client or prospective client; or (4) the expected performance of any investment. You must not make any unsupported oral or written statement that assures or guarantees any investment or return on investment, explicitly or implicitly.

D.	Compliance with Laws, Rules, Regulations and Policies.

1.     Required Knowledge and Compliance. You must maintain knowledge of and shall comply with all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing your professional, financial, or business activities and applicable policies and procedures of the Firm. Such laws include, but are not limited to, the “Federal Securities Laws” (as defined in Appendix B).

2.     Personal Securities Transactions. You must conduct yourself in such a manner that always place the clients’ best interests first. Transactions for the Firm’s clients have priority over your personal transactions, and any personal transactions must be conducted in a manner that does not operate adversely to the interests of our clients or otherwise give rise to actual or potential conflicts of interest.

If you decide to make a recommendation about the purchase or sale of a security, you must give your clients and the Firm adequate opportunity to act on this recommendation before taking action for your own benefit. You must comply with all requirements covered in the Personal Securities Transactions Section of this Code.

3.     Whistleblowing. If you have knowledge of, or a concern about, illegal, dishonest, or fraudulent activity, you are encouraged to promptly report such activity. The Firm strictly prohibits retaliation of any kind against employees who submit a whistleblowing claim. The “Manning & Napier Whistleblower Policy & Procedures” have been included under Appendix D for your reference.

4.     Responsibilities of Supervisors. If you have supervisory responsibility, you must exercise reasonable supervision over those employees who report to you, such as to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code. In doing so, you are able to rely upon reasonable procedures established by the Firm.

5.     Reporting Violations. You must promptly report any violations or suspected violations of the Code to a CCO or a Review Officer.

E.	Investment Recommendations and Actions.

1.     Investment Recommendations. You must exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others, while taking into consideration the appropriateness and suitability of the investment for such portfolio or client. This includes: (1) the needs and circumstances of the client, as indicated by the client’s statement of investment objectives; (2) the basic characteristics of the investment; (3) the basic characteristics of the total portfolio. You must use reasonable judgment to determine the applicable relevant factors, in accordance with the Firm’s investment strategies, screens and pricing disciplines. You must distinguish between facts and opinion in presentation of investment recommendations.

(i)	You must have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.
(ii)	You must make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
(iii)	You must maintain appropriate records to support the reasonableness of such recommendations.

2.     Fair Dealing with Customers and Clients. You must act in a manner consistent with your obligation to deal fairly with all prospects and clients when, (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

3.     Preservation of Confidentiality. You must preserve the confidentiality of information communicated by the Firm or each client concerning matters within the scope of the confidential relationship, unless you have received information concerning illegal activities. Please consult Manning & Napier’s Privacy Policy and Firmwide Information Security Program, if applicable, for further information.

4.     Maintenance of Independence and Objectivity. In relationships and contacts with an issuer of securities, whether individually or as a member of a group, you must use particular care and good judgment to achieve and maintain independence and objectivity.

Section III.	Personal Securities Transactions

A.	Reporting Requirements – All Employees.

1.	What Accounts Are Covered by this Code. This Code covers all securities accounts in which any Employee has or may have any direct or indirect Beneficial Ownership in a Covered Security (the “Covered Accounts”). (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest.) This includes any account that has the ability to hold or transact in covered securities irrespective of whether you actually hold or transact in covered securities in the account.

(i)	Independent Directors. Each Independent Director of the Fund (that is, one who is not an “interested person” of the Fund as defined in the 1940 Act) must, within 30 days after the end of each calendar quarter, file a report (which is to be filed with a Review Officer or the Fund’s CCO) as to Covered Transactions; however, such a report need to be made as to a particular Covered Security only if the Independent Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 business day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was “considered” for such purchase or sale.

2.	Disclosure of All Covered Accounts. Each Employee upon hire and/or no later than 10 calendar days of start date is required to disclose all Covered Accounts as defined in this Code. The Firm has appointed the following designated brokers for employees to hold their Covered Accounts at: Charles Schwab or TD Ameritrade. Employees may request an exemption from the designated broker requirement from a CCO or Review Officer. Exemptions will be approved on a case-by-case basis and typically only for those brokers that have electronic feeds to our third-party vendor. If approved, the Employee must remember that all other requirements under the Code remain.

In addition, each Employee must notify a Review Officer (as defined in Appendix C) or a CCO within 10 calendar days of the opening of any additional covered accounts. Additional accounts are required to be opened with one of the selected designated brokers as identified above unless the Employee has obtained an exemption from a CCO or Review Officer prior to opening the account.

3.	Duplicate Copies. The Firm will instruct the broker to add the Covered Account(s) to its electronic feed that transmits transaction detail directly to its Compliance Vendor used for personal securities monitoring. Compliance reserves the right to request that Employees provide duplicate account statements and/or trade confirms as deemed necessary by a CCO or Review Officer.

4.	Quarterly Transaction Reports. Employees must report all covered transactions to the Compliance Department no later than 30 calendar days following the end of each calendar quarter. Compliance typically receives employee transaction records that fulfill this policy requirement through electronic transaction feeds to our Compliance Vendor. In the event there is a disruption or delay in electronic feeds for a covered account, the employee must provide duplicate statements and/or trade confirmations upon request by a CCO or Review Officer.

Additionally, employees must obtain pre-approval for private placement transactions through the firm’s Compliance Vendor. The record of approval will fulfill the transaction reporting requirement.

The Compliance Vendor maintains records of quarterly transaction reports that contain at least the following information for each transaction of a Covered Security in which the employee had, or acquired as a result of the transaction, any direct or indirect beneficial ownership during the quarter: (i) the date of the transaction and the title, the interest rate and maturity (if applicable) and quantity of the Covered Security involved; (ii) the nature of the transaction (e.g. purchase, sale or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the report was submitted.

Within 30 calendar days after the end of each calendar quarter, Employees must log on to the Compliance Vendor’s website, verify their quarterly transactions, and complete the required certification(s). In the event that information such as a covered account(s) or covered transaction(s) are missing or incorrect on the quarterly certification, the employee must notify the Compliance Department prior to completing their certification. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

B.	Reporting Requirements – Access and Investment Persons.

1.	Initial Holdings Certification. Each Access Person is required to report all their Covered Accounts and Covered Holdings (initial holdings report) to a CCO or Review Officer no later than 10 calendar days after the date upon which they become an Access Person. The Review Officer or CCO will enter the accounts into the Firm’s third-party monitoring system and request an electronic feed from the broker.

The initial holdings report (e.g., most recent account statement) must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which he or she maintains an account; and (iii) the date the report is submitted. The information (e.g., account statement) must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person. For Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.) such holdings of Covered Securities should be reported separately to a Review Officer or a CCO.

2.	Annual Holdings Certification. Each Access Person is required to annually verify their holdings as of December 31st of the prior year through the Compliance Vendor’s website, or to a Review Officer or CCO, by January 30th each year. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

The annual holdings report must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which the employee and immediate family members living in the same household maintains an account; and (iii) the date the report is submitted. The report should be current as of December 31st. Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.), must be reported separately to a Review Officer or a CCO. Such holdings can be submitted through the Firm’s third-party monitoring system or emailed to a Review Officer or CCO.

C.	Pre-Clearance Requirements.

1.	What Securities Are Covered by this Code. With the exception of those securities deemed Non-Covered, this Code covers all securities (and any options or warrants to purchase or sell the same) and are referred to as “Covered Securities.” Covered Securities include:
●	Common stock
●	Preferred stock
●	Exchange-traded funds (“ETFs”)
●	Real estate investment trusts (“REITs”)
●	Unit investment trusts (“UITs”)
●	Accelerated return notes (“ARNs”)
●	Closed-end mutual funds
●	Options
●	Bonds
●	Interests in limited partnerships
●	Private placement securities
●	Private securities
●	Initial public offerings (“IPOs”)
●	Derivatives

Covered Securities that are held by the Fund are referred to as “Fund Securities.” Purchases of any third party registered closed-end investment companies that the Firm sub-advises are prohibited.

Employees are required to obtain pre-clearance for all transactions of Covered Securities. Additionally, same day pre-clearance is required for all covered securities transactions executed within a brokerage account (i.e., Stocks, Bonds, ETF, etc.). Covered Securities not held in a brokerage account (i.e., Private Placements, Limited Partnerships, etc.) must still receive pre-clearance prior to engaging in a contract.

2.	What Securities Are Not Covered by this Code. Transactions in the following “Non-Covered Securities” do not require pre-clearance:
●	U.S. Government Securities
●	Bankers’ acceptances
●	Bank certificates of deposit
●	Commercial paper
●	High quality short-term debt instruments (including repurchase agreements)
●	Shares of registered open-end investment companies, except that employees must disclose ownership in but need not obtain pre-approval for transactions in Reportable Funds (as defined in Appendix B))
●	Shares of money market funds
●	Cash

●	Physical Commodities
●	Futures (commodity and security futures)
●	Index-based options
●	Currencies
●	*Cryptocurrencies

* Cryptocurrencies are not covered securities, but crypto-ETFs and similar securities are covered and subject to all pre-clearance and reporting requirements. Additionally, you should always confirm with Compliance as to whether any account opened to facilitate cryptocurrency trading requires disclosure.

3.	How to Obtain Pre-Clearance. Employees must obtain pre-clearance for all transactions of all Covered Securities through the Compliance Vendor’s website. Pre-clearance requests are reviewed by compliance and trading at 9 am (EST) and 2 pm (EST). As such, all requests must be entered into the Firm’s third-party monitoring system prior to 2 pm (EST) each day. Any requests entered after 2 pm (EST) will be cancelled and will need to be re-entered the following business day prior to 2 pm (EST) in order to be reviewed. Pre-clearance approval is valid from the time approval was received until the next close of the market on which the security trades.

All employees are restricted to 50 pre-clearance requests per calendar month. The Compliance Department can further limit the number of pre-clearance requests either temporarily or permanently as deemed necessary to prioritize the needs of clients and shareholders.

4.	IPOs & Limited Offerings/Private Placements. IPOs, Limited Offerings and Private Placements are investments that many individuals rarely have the opportunity to participate in. As such, when employees invest in these opportunities, it raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible client or receiving a personal benefit for directing client business or brokerage. Employees must obtain pre-clearance on all IPO, Limited Offering and Private Placements (as defined in Appendix B) prior to engaging in any transactions. Requests should be submitted for review utilizing the Firm’s third-party monitoring system. Employees must disclose any potential or actual conflicts of interests in relation to the offering. A Review officer or CCO will review all such requests before an employee can engage in the offering.

D.	Restricted Activities: To avoid actual and potential conflicts of interest, the Firm’s code restricts the following types of transactions.

1.	All Employees are prohibited from engaging in the following types of transactions:

(i)	Limit Orders
(ii)	Stop Orders
(iii)	Short Sales

2.	Analyst and Portfolio Manager Restrictions: To avoid actual and potential conflicts of interest Analysts and Portfolio Managers are restricted from executing trades in their personal accounts contrary to recommendations their Research Team(s) makes for clients and shareholders. Exchange Traded Funds (ETFs) are excluded from this restriction. This means that:

(i)	You cannot buy positions in a personal account that your team is selling from client portfolios nor sell positions from your personal account that your team is buying for client portfolios.

(ii)	When you buy a position that we hold in client accounts you must hold it until we sell it to zero.

(iii)	You cannot trim positions (in your personal accounts) in proportion to trims in client portfolios.

(iv)	You must wait 30 days from a sell to zero before purchasing the company in your personal account.

Restrictions are applied at the team level:

●	Portfolio Teams—portfolio team analysts are only restricted from securities held or recommended for their applicable products irrespective of whether the same position is held in Core

●	Sector Teams—sector analysts are only precluded at the sector level. Accordingly, a tech analyst may sell a life sciences stock even though the life sciences analyst has recommended that the Firm buy more

●	Core Team—Members of the Core Teams are precluded from trading contrary to all Core holdings and recommendations

E.	30-Day Holding Period Requirement. This requirement is applicable to all All Employees.

Employees are prohibited from selling a security within 30 calendar days of the date of the employee’s most recent purchase of the security. For example, if an employee buys shares of ZYX stock on March 1st, they may not sell any shares of ZYX stock for 30 full calendar days following March 1st (that is, not until April 1st.)

The 30-day Rule “clock” restarts EACH time the employee buys additional shares of that Security, and the “clock” applies to the full lot of shares. If the employee holds shares of the same security in additional brokerage accounts, the “clock” applies for the full lot of those shares as well.

Compliance reserves the right to grant exceptions to the PST restrictions outlined in sections C 3, D and E above in the event of an employee emergency (i.e., a health-related issue, a death in the family, fire, etc.)

F.	Non-Covered Activities. The following activities would not require pre-clearance, but duplicate confirmations must still be provided to Compliance:

1.	Purchases pursuant to a payroll deduction plan, provided that, a Review Officer or a CCO has been previously notified by the Employee that the spouse (or other immediate family member living in the same household) will be participating in the payroll deduction plan;

2.	Exercise of stock option of corporate employer;

3.	Purchases effected through an established Dividend Reinvestment Plan (“DRP”), provided that, a Review Officer or a CCO is first notified by the Employee that they (or an immediate family member living in the same household) will be participating in the DRP. The purchase of share(s) to initiate participation in the DRP or the purchase of shares in addition to those purchased with dividends AND any sale of shares from the DRP MUST receive pre-clearance;

4.	Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided that a Review Officer or a CCO has been previously notified by the Employee of the plan. The purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance;

5.	Purchases or sales over which the person has no influence or control (including transactions within a managed account solely for tax purposes undertaken by the discretionary manager);

6.	Purchases or sales that are non-volitional, such as fractional share liquidations that occur during account transfers, purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account to meet a bona fide margin call;

7.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or

8.	Sales in mandatory tenders. For option transactions involving Fund Securities, the transaction is treated as a transaction of the Fund Security for approval purposes. (NAPs only)

G.	Construction and Administration of this Code. This Code shall be administered by the Advisor’s CCO in consultation with the Fund’s CCO. The CCOs (or, in certain cases, a designated Review Officer designated) shall have the following duties:

1.	The Firm shall institute procedures to ensure that each Employee and each person who becomes an Access Person is identified and informed of the Code and of their reporting obligations. The procedures shall require:

●	a signed or electronic certification from each Employee that he or she has read, and understands, the Code;

●	that each Employee be notified of the transaction reporting and holding reporting requirements, as applicable;

●	that each Access Person be notified to submit their initial holdings report within 10 calendar days after becoming an Access Person; and

●	that an annual certification be provided by each Employee to the effect that the Employee, within the most recent year, complied fully with the Code and met all of the reporting requirements under the Code.

2.	All Employees are required to certify to their Covered Securities transactions in all Covered Accounts on a quarterly basis. In the event that information such as a covered account(s) or covered transaction(s) are missing or incorrect on the quarterly certification, the employee must notify the Compliance Department prior to completing their certification. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work. In addition, all Access and Investment Persons are required to certify to their holdings annually by January 30th.

For each Covered Security transaction made by an Access Person, the Compliance Vendor’s system, or a Review Officer or a CCO, will review the security against securities that the Firm anticipates purchasing or selling for its clients. On a periodic basis, which shall be at least annually, the Director of Investments shall review transactions by, and holdings of, Investment Persons in the Research Department, in light of Covered Securities purchased or sold by the Firm’s clients, including the Fund, for patterns of trading activity that evidence a possible violation of the Code. This review shall be conducted in accordance with the standards of this Code and the related Compliance and Surveillance Procedures.

3.	Training and Education. All new employees are required to attend a Compliance Orientation to cover their obligations under the Code. This training typically takes place during orientation on their first day of employment. As well, employees are required to complete annual training on the Firm’s Code. Additional Code training may be required at the discretion of a CCO.

4.	If a Review Officer determines, based on a review conducted under paragraph 2, section G2, above, that a material violation of the Code may have occurred or may occur in the future, the Review Officer shall contact the relevant Access Person and provide an opportunity to supply explanatory material.

5.	All Employees are required to report any violations or potential violations of the Code to a CCO or a Review Officer. A CCO shall review any matters related to violations or potential violations of the Code. The Advisor’s CCO, in consultation with the Fund’s CCO, determines the materiality of all violations.

●	In the event that a CCO determines that a late filing of, or unintended inaccuracy in, a report or other instance of non-compliance did not reflect a violation of the general standards of the Code and presented no risk of harm to its clients, including the Fund, the Advisor’s CCO in consultation with the Fund’s CCO may determine that such violation is not material. Any such event and determination shall be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

●	If the Advisor’s CCO in consultation with the Fund’s CCO finds that a material Code violation has occurred, the Fund’s CCO in consultation with the Advisors’ CCO must submit a written report, including the full details of any investigation, together with any explanatory material provided by the relevant Access Person, and sanctions imposed by the CCO, to the Manning & Napier Fund Board of Directors (“Fund Board”) for review during the next regularly scheduled board meeting. Any such event and determination shall be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

H.   Resolution/Sanctions. If a CCO, determines that an Employee committed a material violation of the Code, a CCO will impose a minimum 180 trading restriction and may impose additional sanctions as deemed appropriate by the CCO, including, among other things, disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Fund’s CCO may submit the resolution of any such matter, including any sanctions, to the Fund Board for approval at the next regularly scheduled Fund Board meeting unless, the Fund CCO determines that the circumstances warrant an earlier report.

If a CCO determines that an Employee committed a non-material violation of the Code, a CCO will evaluate any previous violations committed by the employee in the preceding 36 months and at a minimum the following four strikes policy will be utilized:

Non-Material Violations in prior 36 months	Trading Restriction
1	Warning Memo
2	30 Day Trading Restriction
3	60 Day Trading Restriction
4	90 Day Trading Restriction

Depending on the specific circumstances surrounding a non-material violation to the Code, a CCO may impose additional sanctions such as additional training, longer trading restrictions, and closure of brokerage accounts among other things.

Any such determination shall be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

I.	Annual Written Reports to the Fund Board of Directors. At least annually, the CCO(s) will provide written reports to the Fund Board and a member of the Firm’s Senior Management, and material amendments to the Code will be considered and approved by the Fund Board or a member of the Firm’s Senior Management as applicable, as follows:

1.	Issues Arising Under the Code. The reports must describe any material issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or material procedural violations, and any resulting sanction(s).

2.	The Fund’s CCO or a member of the Firm’s Senior Management, as appropriate, in consultation with the Advisors’ CCO, if applicable, may report to the Fund Board of Directors more frequently as they deem necessary or appropriate and shall do so as requested by the Fund Board or a member of the Firm’s Senior Management. The reports should address the following:

(i)	the Fund’s CCO’s (in consultation with the Advisors’ CCO, if applicable) evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code;

(ii)	any series of related or unrelated violations that the Fund’s CCO (in consultation with the Advisors’ CCO, if applicable) views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate; and

(iii)	the specifics of any additional efforts that may be necessary or appropriate to educate Employees regarding the Code.

3.	Certification. Each report to the Fund Board must be accompanied by a certification to the Fund Board that the Firm has adopted procedures reasonably necessary to prevent their Employees, including Access Persons, from violating the Code by the Fund’s and Advisors’ CCOs.

J.	Recordkeeping. The Firm will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act and the Adviser’s Act. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

1.	A copy of the Firm’s Code and any other compliance policy or procedure that is currently in effect or was in effect at any time within the past five years must be preserved in an easily accessible place.

2.	A record of any Code violation and of any actions taken as a result of the violation must be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3.	A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, or the information provided, for the first two years in an easily accessible place.

4.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

5.	A copy of each annual report to the Fund Board and the Firm’s Senior Management required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

6.	The Firm must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Employee for at least five years after the end of the fiscal year in which the approval is granted.

7.	The Code will be disclosed in accordance with the requirements of Form N-1A and applicable Federal Securities Laws.

Appendix A

The purpose of this Appendix is to discuss the circumstances in which the Employee has a “direct or indirect beneficial interest” in a security, or in a securities account. This question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) thereunder.

Under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, an Employee need not report “transactions effected for any account over which such person does not have any direct or indirect influence or control.” For the purposes of the Code, an Employee may not report an account that would otherwise be a Covered Account by filing with a CCO a statement indicating lack of influence and control as stated above together with such other documents as the CCO(s) may require demonstrating such lack of influence or control.

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Employee; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

(i)	Direct Ownership. This includes securities registered in the name of an Employee and bearer securities of which the Employee is the bearer.

(ii)	Securities Held by Others for the Benefit of an Employee. This involves, in general, any agreement, arrangement or understanding, under which an Employee derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians and brokers, as well as if an employee decides to open an HSA (Health Savings Account) through TD Ameritrade.

(iii)	Securities Held by Certain Family Members. The SEC has indicated that the “beneficial ownership” of an Employee extends to securities owned (see below) by a wife or husband, or domestic partner of that Employee, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Employee directs or controls. Such ownership by relatives may be direct (e.g., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether the assets being invested are the separate property of the relative; however, an Employee may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Employee has no direct or indirect influence or control. With respect to temporary employees and interns, such temporary employees and interns will only need to disclose any covered accounts in their own name, unless they are employed with the Firm for a period of six months or more, or if requested by a CCO. Please consult with Compliance for detailed guidelines for temporary employees and interns.

(i)	Securities Held by Estates, Etc. An Employee may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Employees who are (i) settlors (e.g., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from a CCO as to whether the accounts in question are Covered Accounts. In making any such determination, a CCO may rely on the advice of counsel.

Appendix B

1.	“Access Person” means:

(i)	With respect to the Fund or Advisors, any director, officer or advisory person, as defined below, of the Fund.

2.	“Advisory Person” of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in the control relationship) who, in connection with his or her regular functions or duties, has the power, or is a member of a group that has the power to authorize or recommend a purchase or sale of a Covered Security in the Fund, or who, obtains information of a Covered Security that is being considered for purchases or sales in the Fund; or

(ii)	Any natural person in a control relationship to the Fund or the Advisors who obtains information of a Covered Security that is being considered or is recommended for purchase or sale in the Fund.

3.	“Investment Person” of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a Covered Security by the Fund; provided that each member of the Research and Fixed Income Departments, other than their Administrative staff, shall be deemed an Investment Person; or

(ii)	Any natural person who is in a control relationship to the Fund or the Advisors who obtains a Recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

4.	“Beneficial Ownership” means:

For the purposes of the Code, an Employee has a Beneficial Ownership if the Employee has direct or indirect pecuniary interest in a financial instrument or account through any contract, arrangement, understanding, relationship or otherwise. An Employee has an indirect Beneficial Ownership if securities are held by members of such person’s immediate family sharing the same household. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

5.	“Initial Public Offering” means:

An offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

6.	“Limited Offering” means:

An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506.

7.	“Federal Securities Laws” means:

The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.	“Reportable Funds” means:

(i)	Any fund for which an Advisor serves as an investment adviser as defined in section 2(a) (20) of the 1940 Act; or

(ii)	Any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

9.	“Control” means:

Investment discretion in whole or in part over an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

Appendix C

Fund’s Chief Compliance Officer:	Samantha Larew
Advisors’ Chief Compliance Officer:	Jessica Kushner
Review Officers:	Members of the Compliance Department

Appendix D

M&N WHISTLEBLOWER POLICY & PROCEDURES

The Firm has long been committed to maintaining the highest possible standards of ethical, moral and legal business conduct, and has always taken seriously its obligations to its employees. In line with this commitment, the Firm has voluntarily subscribed to the high standards applied by Sarbanes-Oxley to publicly held companies by adopting this policy, which aims to provide an avenue for employees to report serious concerns, such as actions that 1) are unlawful 2) may have a material negative impact on a client of the company 3) may lead to incorrect financial reporting or 4) otherwise amount to serious improper conduct.

If an employee has knowledge of, or a concern about, illegal, dishonest or fraudulent activity, the employee is encouraged to promptly report such activity. The earlier a concern is expressed, the easier it is to take action.

A concern may be submitted in any of the following ways:

●	To the Securities and Exchange Commission (the “SEC”) via the SEC’s website at www.sec.gov/whistleblower, or hotline number: 202-551-4790, or to the Financial Industry Regulatory Authority (“FINRA”) via FINRA’s tip-line number: 1-866-963-4672, or email to whistleblower@finra.org.

●	To your direct supervisor or to any supervisor.

●	Directly to Sarah Turner, Jessica Kushner, Stacey Green, Marc Mayer, or one of the Manning & Napier Fund, Inc. Independent Directors:

Steve Ashley	(585) 454-4840
Paul Brooke	(917) 860-1133
Chet Watson	(313) 268-1697
John Glazer	(917) 270-6193
Russell Vernon	(914) 588-7200
Peg McLaughlin	(773) 485-0546

●	In writing and submitted anonymously to any of the persons listed above.

In reporting such activity or concern, the employee must exercise good faith and sound judgment to avoid baseless allegations.

The policy encourages employees to put their names to concerns because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. If a claim is submitted anonymously, the employee filing the claim is encouraged to provide enough factual information to facilitate an investigation including, names, dates, places, events, and why the employee believes the matter is a concern.

As with all complaints submitted, concerns expressed anonymously will be investigated to the extent possible and consideration will be given to:

●	The seriousness of the issue raised;
●	The credibility of the concern; and
●	The likelihood of confirming the allegation from attributable sources.

All reports of such activity must be promptly submitted by the initial recipient of the complaint (as listed above) to the Funds’ Chief Compliance Officer or, in the alternative, to the CEO (and to in-house and/or outside counsel if the matter involves the Manning & Napier Fund, Inc.), who is responsible for determining whether an investigation is appropriate and the form such investigation should take, as well as coordinating whatever corrective action is necessary. To the extent any wrongdoing is uncovered as a result of a report; corrective action will ensue and may include disciplinary action, up to and including termination of employment. Matters that relate in any way to the Manning & Napier Fund, Inc. will also be reported to the

Fund’s Audit Committee. Matters that relate in any way to Exeter Trust Company will also be reported to Exeter Trust Company’s Audit Committee.

Protection for reporting such activity is provided as follows:

●	The company strictly prohibits retaliation of any kind against employees for complaints submitted in good faith. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, or poor work assignments and threats of physical harm.

Any employee who believes he/she is being retaliated against should contact the Human Resources Manager immediately.

The right of an employee for protection against retaliation does not include immunity for any personal wrongdoing by the employee that is alleged and investigated.

●	Every effort will be made to protect the complainant’s identity however identity may have to be disclosed to conduct a thorough investigation.

An employee who knowingly and willfully files a false, fictitious or fraudulent report of wrongdoing will be subject to disciplinary action, up to and including termination of employment.

This policy does not cover general employee problems or concerns and should not be used for such. For these issues, employees should talk to their supervisor and/or contact the Human Resources Manager.

For any questions regarding this policy, please contact the Human Resources Manager.